As filed with the Securities and Exchange Commission on April 12, 2011
Registration No. 333-166480

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Date of Report (Date of earliest reported): February 28, 2011

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

MIDAS MEDICI GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8742	37-1532843
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

445 Park Avenue, 20th Flr
New York, NY 10022
(212) 792-0920

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:
Thomas Rose, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE

On February 28, 2011, Midas Medici Group Holdings, Inc. (the “Company”) completed the acquisition of Consonus Technologies, Inc. (“Consonus”) pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) with Consonus, and MMGH Acquisition Corp., a wholly-owned subsidiary of the Company (the “Merger Sub”) dated as of April 30, 2010.  Pursuant to the Merger Agreement effective February 28, 2011, Merger Sub merged with and into Consonus and Consonus became the Company’s wholly-owned subsidiary.

We hereby amend Item 9.01 of our current report on Form 8-K filed on March 4, 2011 to include financial statements of the business acquired and pro forma financial information in accordance with Items 9.01(a) and (b) within seventy one calendar days after the date on which the initial report on Form 8-K was required to be filed. Except as set forth in Item 9.01 below, no other changes are being made to our current report on Form 8-K filed on March 4, 2011.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Consonus Technologies, Inc. as of and for the years ended December 31, 2010 and 2009:

(b) Pro Forma Financial Information as of and for the year ended December 31, 2010:

Unaudited Pro Forma Condensed Combined Balance Sheet	F-30
Unaudited Pro Forma Condensed Combined Statement of Operations	F-31
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-32

(c)           Exhibits

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midas Medici Group Holdings, Inc.

Date: April 26, 2011	By:	/s/ Nana Baffour
Nana Baffour, CEO and
Co-Executive Chairman

Report of Independent Registered Public Accounting Firm

To the Stockholders
Consonus Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Consonus Technologies, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Consonus Technologies, Inc. at December 31, 2010 and 2009, and their results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP
Roseland, New Jersey
March 28, 2011

CONSONUS TECHNOLOGIES, INC. CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009
(In thousands except share amounts)

ASSETS	2010	2009
Current assets:
Cash and cash equivalents	$5,030	$501
Accounts receivable, net of allowance for doubtful accounts of $310 and $498, respectively	11,729	12,866
Current portion of prepaid data center services costs	9,298	10,889
Prepaid expenses and other current assets	688	708
Current deferred tax assets, net	622	-
Current assets held for sale (Note 9)	-	923
Total current assets	27,367	25,887
Property and equipment, net	5,474	5,685
Goodwill, net	3,765	20,026
Other intangible assets, net	9,022	11,775
Prepaid data center services costs, net of current portion	860	1,568
Long-term assets held for sale (Note 9)	-	18,015
Totals	$46,488	$82,956

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
Accounts payable	$14,643	$11,687
Accrued liabilities	5,042	4,380
Current maturities of long-term debt	2,238	6,727
Current portion of deferred revenue	14,887	17,682
Current liabilities related to assets held for sale (Note 9)	-	1,550
Total current liabilities	36,810	42,026
Long-term debt, net of current maturities	79	35,907
Note payable to stockholder	-	1,623
Deferred revenue, net of current portion	1,290	2,269
Deferred tax liabilities	2,551	-
Long-term liabilities related to assets held for sale (Note 9)	-	1,448
Total liabilities	40,730	83,273
Commitments and contingencies

Stockholders' equity (deficiency):
Preferred stock $0.000001 par value, 10,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2010 and 2009	-	-
Common stock $0.000001 par value, 150,000,000 shares authorized, 3,637,473 and 3,283,388 shares issued and outstanding as of December 31, 2010 and 2009, respectively	-	-
Additional paid-in capital	19,603	15,899
Warrants	-	3,309
Accumulated deficit	(13,809)	(19,478)
Accumulated other comprehensive loss	(36)	(47)
Total stockholders' equity (deficiency)	5,758	(317)
Totals	$46,488	$82,956

See the accompanying notes to the consolidated financial statements.

 CONSONUS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(In thousands except, share and per share amounts)

	2010	2009
Revenue:
Data center services and solutions	$30,700	$33,833
IT infrastructure services	3,613	3,839
IT infrastructure solutions	17,313	33,231
Totals	51,626	70,903

Operating expenses:
Cost of data center services and solutions	20,430	22,038
Cost of IT infrastructure services	2,460	2,843
Cost of IT infrastructure solutions	13,748	26,314
Selling, general and administrative expenses	19,085	21,069
Depreciation and amortization expense	3,293	3,207
Impairment loss – Goodwill (Note 5)	16,261	-
Totals	75,277	75,471

Loss from operations	(23,651)	(4,568)

Other income (expense):
Interest expense	(1,752)	(2,091)
Interest expense – warrants	-	(993)
Gain on extinguishment of debt, net (Note 7)	17,195	-
Totals	15,443	(3,084)

Loss from continuing operations before income taxes	(8,208)	(7,652)
Income tax (benefit) expense	(3,505)	3

Loss from continuing operations	(4,703)	(7,655)

Income from discontinued operations, including gain on sale of $22,224 (Note 9)	24,551	4,239
Income tax expense	7,450	-
Income from discontinued operations (Note 9)	17,101	4,239

Net income (loss) attributable to common shareholders	$12,398	$(3,416)

Earnings (loss) per share:
Continuing operations - basic and diluted	$(1.44)	$(2.42)

Discontinued operations – basic and diluted	$5.22	$1.34
Earnings (loss) per share - basic and diluted	$3.79	$(1.08)

Weighted average number of common shares - basic and diluted	3,275,446	3,462,460

See the accompanying notes to the consolidated financial statements.

CONSONUS TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(In thousands except share amounts)

							Accumulated
	Common			Additional			Other
	Stock	Common		Paid-in		Accumulated	Comprehensive
	Shares	Stock		Capital	Warrants	Deficit	Loss	Total

Balance at December 31, 2008	3,293,221		$-	$15,245	$2,316	$(16,062)	$(49)	$1,450
Issuance of restricted stock	41,870							-
Forfeitures	(37,283)							-
Stock-based compensation				727				727
Repurchase of common stock	(14,420)			(73)				(73)
Warrant rights					993			993
Comprehensive income (loss):
Unrealized gain on securities available-for-sale							2	2
Net loss						(3,416)		(3,416)
Total comprehensive loss								(3,414)

Balance at December 31, 2009	3,283,388	-		15,899	3,309	(19,478)	(47)	(317)
Issuance of stock in connection with vesting of deferred stock	45,136
Forfeitures	(52,207)
Stock-based compensation				219				219
Repurchase of common stock	(20,358)			(133)				(133)
Buyback of existing warrant				2,546	(3,309)			(763)
Issuance and exercise of warrant	381,514			1,072				1,072
Dividends						(6,729)		(6,729)
Comprehensive income:
Unrealized gain on securities available-for-sale							11	11
Net income						12,398		12,398
Total comprehensive income								12,409

Balance at December 31, 2010	3,637,473	$-		$19,603	$-	$(13,809)	$(36)	$5,758

See the accompanying notes to the consolidated financial statements.

CONSONUS TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(In thousands)

	2010	2009
Operating activities:
Net income (loss)	$12,398	$(3,416)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	4,028	4,514
Noncash interest	-	313
Warrant interest expense	-	993
Fair value adjustments	11	(160)
Stock-based compensation	219	727
Impairment loss - Goodwill	16,261	-
Gain on extinguishment of debt (Note 7)	(17,195)	-
Gain on disposal of assets (Note 9)	(22,224)
Changes in operating assets and liabilities:
Accounts receivable	1,079	1,431
Prepaid expenses and other current assets	1,263	436
Other assets	795	191
Accounts payable	(3,687)	2,417
Accrued liabilities	(625)	(1,298)
Deferred revenue	(3,927)	(1,121)
Other long-term liabilities	2,902	-
Net cash provided by (used in) operating activities	(8,702)	5,027

Investing activities:
Capital expenditures	(756)	(1,655)
Net Cash Proceeds from sale of assets and liabilities (Note 9)	38,710	-
Net cash provided by (used in) investing activities	37,954	(1,655)

Financing activities:
Proceeds from line of credit	490	8,183
Payments on line of credit	(1,083)	(8,749)
Proceeds from notes payable	-	510
Repayments on notes payable	(16,619)	(3,478)
Repayment of loan fees	-	(20)
Payment of common stock dividends	(6,615)	-
Repurchase of common stock and common stock warrants	(896)	(73)
Net cash used in financing activities	(24,723)	(3,627)
Net increase (decrease) in cash and cash equivalents	4,529	(255)

Cash and cash equivalents at beginning of year	501	756

Cash and cash equivalents at end of year	$5,030	$501

Supplemental disclosure of cash flow information:
Interest paid	$2,936	$2,556
Income taxes paid	$-	$11

Supplemental disclosure of noncash investing and financing activities:
Dividends Payable	$114	$-
Acquisition of property and equipment through capital leases	$-	$442
Converted bank payable to long-term debt	$-	$4,015

See the accompanying notes to the consolidated financial statements.

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 1 – DESCRIPTION OF BUSINESS

Description of Business

Consonus Technologies, Inc. (the Company or CTI), incorporated in the State of Delaware, was formed in connection with the merger of Consonus Acquisition Corporation (CAC) and Strategic Technologies, Inc. (STI) on January 22, 2007. The Company designs, builds and operates e-business data centers to store, protect and manage critical business information computer systems. The Company owned two facilities in Utah, which were sold on October 1, 2010, and leases one facility in Utah. In addition, the Company has partnership agreements with data centers in 13 other states in the United States. The Company also provides its clients with information technology infrastructure services and solutions and data center services, which include designing, planning, building and supporting business systems that integrate technologies, information, processes and people.

On April 30, 2010, the Company entered in an Agreement and Plan of Merger and Reorganization with Midas Medici Group Holdings, whereas Consonus will survive the merger as a wholly-owned subsidiary of Midas Medici. Each Consonus stockholder will receive, in exchange for each share of Consonus common stock held or deemed to be held by such stockholder immediately prior to the closing of the merger, approximately 1.33 shares of Midas Medici. As a result, immediately after the merger Consonus stockholders will own approximately 66% of the fully-diluted shares of the combined company.   On February 28, 2011, the merger with Midas Medici Group holdings was finalized and became effective.  The Company is the accounting acquirer in the merger and, as a result, will be a Securities and Exchange Commission (SEC) reporting entity in 2011.

On October 1, 2010, the Company executed on a sale of its Utah based data center assets.  Proceeds from the sale included a cash payment at closing of approximately $43.5 million and a potential earn-out payment of up to $8.5 million in February 2012, contingent on certain criteria related to business performance.  The outstanding principal and accrued interest on the US Bank Line of Credit, US Bank Term Loans,  Proficio Term Loan and Note Payable to Stockholder were paid in full, which totaled approximately $15.9 million in the aggregate, with the proceeds of the asset sale on October 1, 2010.  See Note 9 for additional information on the presentation in the consolidated financial statements for assets held for sale and discontinued operations.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Accounting estimates are used in determining, among other items, the assessment of recoverability of long-lived assets; the recognition and measurement of current and deferred income tax assets and liabilities (including the measurement of uncertain tax positions); allowance for doubtful accounts; and the valuation and recognition of stock-based compensation. Accordingly, actual results could differ from those estimates.

Reclassifications

Certain amounts in the consolidated financial statements of the prior years have been reclassified to conform to the current year presentation for comparative purposes. As discussed in Note 9, the Company has reclassified certain prior year amounts related to its discontinued operations.

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

Discontinued Operations

The consolidated financial statements and accompanying notes included in these financial statements include disclosure of the results of operations for the Utah based data center assets which were sold on October 1, 2010 (see Note 1).  Accordingly, the financial position and results of operations related to these assets have been classified as assets held for sale on the consolidated balance sheet and as discontinued operations in the consolidated statements of operations.  See Note 9 for additional information regarding discontinued operations.

Revenue Recognition

The Company derives revenues from data center services and IT infrastructure solutions and services. Data center services are comprised of managed infrastructure, managed services and maintenance support services. IT infrastructure solutions and services include the resale of hardware and software, along with consulting, integration and training services. The Company recognizes revenue when all of the following conditions are satisfied: there is persuasive evidence of an arrangement; delivery has occurred; the collection of fees is probable; and the amount of fees to be paid by the customer is fixed or determinable. Delivery does not occur until products have been shipped or services have been provided and risk of loss has transferred to the client.

When the Company provides a combination of the above referenced products or services to its customers, recognition of revenues for the hardware and related maintenance services component is evaluated to determine if any software included in the arrangement is not essential to the functionality of the hardware based on accounting guidance related to  “Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software.”  Hardware and related elements qualify for separation when the services have value on a stand-alone basis, objective and verifiable evidence of fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in its control. Fair value is determined principally by reference to relevant third-party evidence of fair value. Such third-party information is readily available since the Company primarily resells products offered by its vendors. The application of the appropriate accounting guidance to the Company’s sales requires judgment and is dependent upon the specific transaction. The Company recognizes revenues from the sale of hardware products at the time of sale provided the revenue recognition criteria are met and any undelivered elements qualify for separation.

In arrangements that include multiple elements, including software licenses, maintenance and/or professional services, the Company allocates and defers revenue for the undelivered items based on a selling price hierarchy based on vendor specific objective evidence (VSOE) of fair value for the undelivered elements, if available, third-party evidence if VSOE is not available, or selling price if neither VSOE or third-party evidence is available, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. VSOE is the price for which the undelivered element is sold separately. The Company determines the fair value of the undelivered elements based on historical evidence of stand-alone sales of these elements to third parties, if available.  When VSOE or third-party evidence is not available for undelivered items such as maintenance and professional services, then the Company determines the fair value based on the estimated selling price of the undelivered element.

Maintenance contract revenue is deferred and recognized ratably over the contractual period. The deferred revenue consists primarily of the unamortized balance of product maintenance. Occasionally, the Company resells maintenance contracts to certain customers in which the Company assumes an agency relationship. For such contracts, the Company generally has no further obligation to the customer beyond the billing and collection of the maintenance contract amount. These agent maintenance contracts are established between the vendor and the customer and the Company has no obligation to provide the maintenance services. In such arrangements, the Company recognizes the net fees retained as revenues at the time of sale with no associated cost of sales.

Consulting services revenue is recognized as the services are rendered. Revenues generated from fixed price arrangements are recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours. For fixed price contracts when the current estimates of total contract revenue and contract cost indicate a loss, the estimated loss is recognized in the period the loss becomes evident.

Unbilled services are recorded for consulting services revenue recognized to date that has not yet been billed to customers. In general, amounts become billable upon the achievement of contractual milestones or in accordance with predetermined payment schedules. Unbilled services are generally billable to customers within one year from the respective balance sheet date.

Revenue also consists of monthly fees for data center services and solutions including managed infrastructure and managed services and is included within “data center services” revenue in the accompanying consolidated statements of operations. Revenue from managed infrastructure and managed services is billed and recognized over the term of the contract which is generally one to three years. Installation fees associated with managed infrastructure and managed services revenue is billed at the time the installation

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

service is provided and recognized over the estimated term of the related contract or customer relationship. Costs incurred related to installation are capitalized and amortized over the estimated term of the related contract or customer relationship.

The following table summarizes the components of revenue recognized for the year ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010		2009		Change
		Percentage		Percentage
(in thousands)	Amount	of Revenue	Amount	of Revenue	Amount	Percent

Data center services and solutions	$30,700	59%	$33,833	48%	$(3,133)	-9%
IT infrastructure services	3,613	7%	3,839	5%	(226)	-6%
IT infrastructure solutions	17,313	34%	33,231	47%	(15,918)	-48%

Totals	$51,626	100%	$70,903	100%	$(19,277)	-27%

Allowance for Doubtful Accounts

Accounts receivable consist primarily of amounts due to the Company from its normal business activities. Accounts receivable amounts are determined to be past due when the amount is overdue based on contractual terms. The Company maintains an allowance for doubtful accounts to reflect the expected uncollectability of accounts receivable based on past collection history and specific risks identified among uncollected amounts. Accounts receivable are charged off against the allowance for doubtful accounts when the Company determines that the receivable will not be collected. The Company performs ongoing credit evaluations of its customers.

 Concentration of Credit Risk, Supply Risk and Economic Conditions

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.  The Company maintains its cash and cash equivalents with high-credit quality financial institutions.  At times, such amounts may exceed federally insured limits. As of December 31, 2010, these excess balances totaled $4.3 million.

For the years ended December 31, 2010 and 2009, no single customer comprised more than 10% of consolidated revenues.  For the years ended December 31, 2010 and 2009, one customer comprised approximately 12% of consolidated accounts receivables.

Approximately 99% and 91% of the Company’s hardware and software purchases for the years ended December 31, 2010 and 2009, respectively, were from Avnet, Inc. and approximately 77% and 80% of accounts payable at December 31, 2010 and 2009, respectively, were due to this vendor. Approximately 100% and 90% of the Company’s total IT infrastructure solutions revenues for the years ended December 31, 2010 and 2009, respectively, are also related to re-sales of this supplier’s products.

The Company sells to the small and medium size business market primarily in the East, Southeast and select markets in the Western part of the United States.  A continued downturn in the economy, especially for an extended period of time, could adversely impact customer demand of discretionary items such as IT infrastructure services and solutions, particularly affecting our hardware and software products category and to a lesser extent the Company's maintenance offerings. These factors could have a material adverse effect on the Company's business and consolidated financial condition and results of operations.

Cash and Cash Equivalents

The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

 CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

Prepaid Data Center Services Costs

Prepaid data center services costs represent the unused portion of the maintenance support the Company has contracted with software and hardware vendors. These costs are amortized to costs of data center services ratably over the term of the related contracts. Prepaid data center services costs also represent costs incurred related to installation of customers in our data centers and are capitalized and amortized over the estimated life of the customer relationship. These costs are amortized to costs of infrastructure solutions.

Long-lived Assets

Property, equipment and definite lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

The Company is required to use the non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded values of goodwill or certain intangibles exceed their fair value. The Company has elected to perform its annual impairment test as of December 31 of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and debt obligations. The carrying amount of the cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short-term nature. Management believes that the Company’s debt obligations in general bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

Derivative Financial Instruments

In the first quarter of 2009, the Company adopted a recent accounting standard which requires enhanced qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreement. All derivatives are recognized on the consolidated balance sheets at their fair values. The carrying value of the derivative is adjusted to market value at each reporting period and the increase or decrease is reflected in interest expense in the consolidated statements of operations.  As of and for the years ended December 31, 2010 and 2009, our derivative financial instruments and related adjustments to market value are classified as assets held for sale on the consolidated balance sheets and discontinued operations on the consolidated statements of operations.  The interest rate swap agreements with U.S. Bank were paid off on September 30, 2010.  Therefore, the Company does not hold any derivative financial instruments as of December 31, 2010.

Stock-Based Compensation

The cost resulting from all share based payment transactions are required to be recognized in the financial statements using the fair value method. The benefits of tax deductions in excess of recognized compensation cost are required to be reported as a financing cash flow, rather than as an operating cash flow. The Company will recognize excess tax benefits when those benefits reduce current income taxes payable. The Company has elected to use the Black-Scholes Merton option pricing model to determine the fair value of options granted. See Note 12 for further discussion of the Company’s accounting for stock-based compensation.

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, and net operating loss and tax credit carry-forwards, utilizing enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of any future change in income tax rates is recognized in the period that includes the enactment date. The Company provides a valuation allowance for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit or if future deductibility is uncertain. See Note 10 for further discussion of the Company’s accounting for income taxes.

Recently Issued Accounting Standards

In October 2009, the Financial Accounting Standards Board (FASB) issued ASC 985-605, “Software Revenue Recognition.”  This guidance changes the accounting model for revenue arrangements that include both tangible products and software elements that are “essential to the functionality,” and scopes these products out of current software revenue guidance.  The new guidance includes factors to help companies determine what software elements are considered “essential to the functionality.”  The amendments will now subject software-enabled products to other revenue guidance and disclosure requirements, such as guidance surrounding revenue arrangements with multiple deliverables.  The amendments in this guidance are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010.  Early application is permitted.  The Company is currently evaluating the requirements and has not yet determined the impact of its adoption on the Company’s consolidated financial statements.

In January 2010, the FASB issued amended guidance to improve disclosure requirements related to Fair Value Measurements and Disclosures-Overall Subtopic 820-10 of the FASB Accounting Standards Codification (“ASC 820-10).  The amended guidance requires companies to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for such transfers.  These additional disclosure requirements were effective for reporting periods beginning March 1, 2010.  For the year ended December 31, 2010, we did not have any transfers in and out of Level 1 and Level 2 fair value measurements.  The amended guidance also requires additional disclosures related to Level 3 fair value measurements.  We do not currently have level 2 or 3 fair value measurements.

In February 2010, the FASB issued FASB ASU 2010-09, “Subsequent Events, Amendments to Certain Recognition and Disclosure Requirements,” which clarifies certain existing evaluation and disclosure requirements in ASC 855 “Subsequent Events” related to subsequent events.  FASB ASU 2010-09 requires SEC filers to evaluate subsequent events through the date on which the financial statements are issued and is effective immediately.  The new guidance does not have an effect on its consolidated results of operations and financial condition.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

Property and equipment

Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Useful Lives:

Buildings	30-40 years
Computers, software and equipment	3-15 years
Office furniture and equipment	7-10 years

Property and equipment held under capital leases and leasehold improvements are amortized based on the straight-line method over the shorter of the lease term or estimated life of the assets. Maintenance and repairs which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred.

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 3 – PROPERTY AND EQUIPMENT, NET

As of December 31 2010 and 2009, property and equipment, net consisted of (in thousands):

	2010	2009
Buildings	$4,051	$16,000
Land	1,150	1,456
Leasehold improvements	48	1,108
Computer software and equipment	2,079	7,205
Office furniture and equipment	634	814
Construction in process	114	67
Total property and equipment	8,076	26,258
Less accumulated depreciation	(2,602)	(5,820)

Property and equipment, net	5,474	20,438
Less: Property and equipment assets held for sale, net	-	(14,753)

Total property and equipment, net	$5,474	$5,685

Depreciation from continuing operations for the years ended December 31, 2010 and 2009 amounted to approximately $540,000 and $640,000, respectively, including depreciation of computer software and equipment and office furniture and equipment under capital leases of $81,000 and $96,000, respectively.

 NOTE 4 – CAPITAL LEASE OBLIGATIONS:

The Company leases certain equipment under capital lease obligations with interest at approximately 8.2%.  Future minimum payments under capital lease obligations in each of the years subsequent to December 31, 2010 are as follows:

Year Ending
December 31,	Amount
Capital lease obligations:
2011	$160
2012	83
Total minimum lease payments	243
Less amount representing interest	14
Net minimum lease payments	229
Less current portion of obligations under capital leases	151
Long-term obligations under capital leases	$78

As of December 31, 2010 and 2009, equipment held under capital lease consists of (in thousands):

	2010	2009
Computer software and equipment	$174	$174
Office furniture and equipment	491	491
Less accumulated amortization	(312)	(231)

Totals	$353	$434

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 5 – GOODWILL AND OTHER INTANGIBLE ASSETS

As of December 31, 2010 and 2009, intangible assets consist of (in thousands):

	2010	2009

Definite-lived intangible assets:
Customer Relationships	$16,000	$16,000
Developed Technology	2,000	2,000
Less accumulated amortization	(8,978)	(6,225)
Totals	$9,022	$11,775

Indefinite-lived intangible assets:
Goodwill	$20,026	$20,026
Goodwill impairment charge	(16,261)	-
Totals	$3,765	$20,026

During the years ended December 31, 2010 and 2009, the Company recorded amortization expense from continuing operations of approximately $2,753,000 and $2,567,000, respectively.

The majority or our goodwill was recorded in connection with the acquisition of STI in January 2007.  Due to the economic downturn, reduced revenue and net income from the STI subsidiary, and business disruptions to the STI reporting unit, the Company determined an interim impairment test was necessary and performed the interim test as of June 30, 2010.  To test for potential impairment, we determined the fair value of each of our reporting units based on market based multiples applied to sales and earnings.  The results indicated an impairment of the STI reporting unit because the current carrying value at June 30, 2010 exceeded its fair value.  We then determined the implied fair value of the goodwill and recorded an impairment loss of approximately $16.3 million.  The non-cash charge has no impact on the Company’s cash flow or liquidity.

The Company’s goodwill impairment test at December 31, 2010 did not indicate any further impairment of goodwill.

NOTE 6 – ACCRUED LIABILITIES

In 2008, the Company expensed approximately $8.1 million related to a failed initial public offering. As of December 31, 2010 and 2009, the Company had unpaid accrued liabilities for these expenses of approximately $0.7 million and $1.2 million, respectively.

NOTE 7 – LONG-TERM DEBT

As of December 31, 2010 and 2009, long-term debt consists of the following:

	December 31,		December 31,
	2010		2009
	(in thousands)

Line of credit agreement with U.S. Bank with a maximum borrowing limit of $2.5 million with a variable interest rate based on LIBOR plus a LIBOR spread.	$-		$1,084

Term Loans of $10.5 million and $1.9 million with U.S. Bank with variable monthly payments and variable interest rates based on LIBOR.		-	9,625

Term Loan of $0.5 million with U.S. Bank with a maximum borrowing amount of $1.0 million with variable monthly payments and variable interest rate based on LIBOR plus 4.0.		-	468

Term Loan of $3 million with Proficio Bank with quarterly payments of principal and monthly variable interest payments based on LIBOR plus 10%.	-		2,300

Secured note payable and trade payable to Avnet, Inc. our "Senior Lender" with an interest rate of 8.0%.	-		22,343

Bank mortgage note payable with interest at 8% payable in equal monthly installments of $23,526 through February 2011. The note is collateralized by a first deed of trust on STI's office building, assignment of all leases, and a security interest in all fixtures and equipment.	2,088		2,195

Unsecured notes payable to vendor with interest rate of LIBOR plus 1.5%.	-		4,245

Capital lease obligations	229		383

Totals	2,317		42,643

Less debt discount	-		(9)
Less current maturities of long-term debt	(2,238)		(6,727)

Total long-term debt	$79		$35,907

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

U.S. Bank Line of Credit

On May 31, 2005, the Company entered into a credit agreement with U.S. Bank that provided a $2.5 million line of credit from which proceeds of $1.5 million were used for the acquisition of the assets of Consonus, Inc.

In January 2008, the Company entered into the first amendment to the amended and restated credit agreement with U.S. Bank. This amendment allowed for the bank to issue a letter of credit to the Company up to $0.5 million and that letter of credit outstanding reduced the availability of the line of credit.

In March 2010, the Company entered into an amendment to its restated and credit agreement with U.S. Bank. The amendment extended the maturity date of the line of credit from May 2010 to November 2011 and also changed the amount available on the line of credit to a fixed amount of $2.5 million. The amendment also increased the LIBOR spread as defined in the amended agreement by 0.40% and redefined certain other financial covenants within the agreement.  The revolving line of credit, which was payable monthly, had an interest rate equal to LIBOR plus a LIBOR spread as defined in the credit agreement.  The line of credit also required us to pay a quarterly commitment fee on the unused portion of the line of credit at a defined rate.

The line of credit was collateralized by all of the assets and leases of CAC.

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

On October 1, 2010, in connection with the sale of the assets of CAC as described in Note 9, the U.S. Bank line of credit was paid off and the line of credit agreement was terminated.  Therefore, there are no remaining balances outstanding on the U.S. Bank line of credit as of December 31, 2010.

U.S. Bank Term Loans

On May 31, 2005, the Company entered into a credit agreement with U.S. Bank that provided a $10.5 million term loan used for the acquisition of the assets of Consonus, Inc.  The term loan had an interest rate equal to LIBOR plus a LIBOR spread as defined in the credit agreement. The term loan required monthly principal payments of $44,722 plus applicable monthly interest payments through May 31, 2012, at which time the balance of the term loan would have been due.

On November 19, 2007, the Company entered into an amended and restated credit agreement with U.S. Bank which provided for a term loan in the amount of approximately $1.9 million, in addition to the existing revolving line of credit of $2.5 million and the existing $10.5 million term loan, as further described above. The new term loan in the amount of approximately $1.9 million had an  interest rate equal to LIBOR plus a LIBOR spread as defined in the amended and restated credit agreement. The term loan required monthly principal payments of $22,155 plus applicable monthly interest payments through November 19, 2014, at which time the balance of the new term loan would have been due.

In June 2009, the Company entered into an amendment to its amended and restated credit agreement with U.S. Bank. The amended and restated credit agreement with U.S. Bank provided for additional availability of new term loans of up to $1.0 million as reimbursement of capital expenditures related to the data centers.  In June 2009, April 2010 and May 2010, $510,000, $360,000 and $130,000, respectively, was funded from this equipment line. The term loan in the amount of approximately $1.0 million had an interest rate equal to LIBOR plus a LIBOR spread as defined in the amended and restated credit agreement.  The loan required monthly principal payments of $16,667 plus applicable monthly interest payments from July 2010 through June 2014, payments of $8,167 June 2014 through April 2015 and a payment of $2,167 in May 2015.  The proceeds of the new term loan were used to finance the costs of new equipment within one of the Company’s data center facilities in the Salt Lake City, Utah area.

The term loans were collateralized by all of the assets and leases of CAC.

On October 1, 2010, in connection with the sale of the assets of CAC as described in Note 9, the U.S. Bank term loans were paid off and the credit agreement was terminated.  Therefore, there are no remaining balances outstanding on the U.S. Bank term loans as of December 31, 2010.

Proficio Bank Term Loan

In May 2008, the Company entered into a subordinated debt facility with Proficio Bank. The facility provided for a term loan in the amount of $3.0 million. The facility had an interest rate equal to LIBOR plus 10% which was payable monthly. The facility also required quarterly principal payments of $100,000 through November 2011, at which time the balance of the amended term loan would have been due. In connection with the issuance of the debt facility, the Company incurred approximately $138,000 of direct and incremental issuance costs. Approximately $45,000 was paid directly to the lender and, as such, had been reflected as a debt discount and was being amortized to interest expense over the term of the facility.

In December 2009, the first amendment to the credit agreement with Proficio Bank was signed.  The amendment extended the maturity date of the debt to November 2011.  Quarterly principal payments of $100,000 would continue to be made until maturity.  The Company paid the financial institution $20,000 in fees at the time of the amendment. The subordinated debt facility was collateralized by all of the assets and leases of CAC and was subordinate to the U.S. Bank agreement.

On October 1, 2010, in connection with the sale of the assets of CAC as described in Note 9, the Proficio Bank Term Loan was paid off and the debt facility was terminated.  Therefore, there are no remaining balances outstanding on the Proficio Bank term loan as of December 31, 2010.

 Avnet, Inc (Senior Lender) Note Payable

In connection with the merger of CAC and STI on January 22, 2007, the Company assumed all outstanding debt of STI. On May 20, 2005, STI entered into an Amended and Restated Refinancing Agreement (the Amended Agreement) with the lender (Senior Lender) which was later amended on June 22, 2006, May 1, 2007, September 10, 2007, October 8, 2007 and July 11, 2008. The Agreement, with amendments, consisted of one note and a past due trade debt. The note in the amount of $20.1 million had an interest rate of 8.0%. Payments of principal and interest under both the note and the past due trade debt were $300,000 monthly with the unpaid principal being due on September 10, 2010. Additionally, in connection with the Merger, the Company issued 231,514 warrants to purchase common stock to the Senior Lender.

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

On December 31, 2009, the Company entered into a sixth amendment to the Amended and Restated Refinancing Agreement with the Senior Lender to amend certain restrictive financial covenants, which allowed the Company to be in compliance at December 31, 2009. In addition, the amendment waived certain restrictive covenants that were not in compliance at March 31, 2009 and all months ending April 30, 2009 through November 30, 2009.  The amendment extended the due date from September 2010 to December 2011. The key terms of the amendment were as follows:

•	Interest rate changed from 8% to a prime rate plus 5%, such sum not to exceed 12%. The rate adjusted annually with a maximum increase of 1.5% per annum.

•
As a replacement for an additional warrant to purchase 231,514 shares of the Company’s stock to be issued if the Company did not complete an initial public offering by September 2008, additional warrants totaling 150,000 were provided giving the lender the right to purchase 50,000 shares of common stock each at March 31, 2010, June 30, 2010 and September 30, 2010 at an exercise price of $.000173 per share. This replaced the existing warrant to purchase 231,514 shares.

•	The Company is no longer required to complete an initial public offering.

•	Certain other financial covenants were redefined or terminated.

The Amended Agreement contained certain financial covenants as defined in the credit agreement which include a fixed charge coverage ratio, a limitation on capital expenditures and a minimum ratio of accounts receivable and trade debt.

On September 30, 2010, the Company entered into a Forbearance Agreement, Restructuring Agreement and Seventh Amendment to Amended and Restated Refinancing Agreement (Avnet Forbearance Agreement) with the Senior Lender in which the Senior Lender agreed that it would not exercise any default remedy from the date of the agreement through the forbearance termination date of December 31, 2010, as long as no additional defaults occur during the forbearance period.  The forbearance agreement did not constitute a waiver of any existing defaults.  The Avnet Forbearance Agreement provided, among other things, revised covenants and conditions required during the forbearance period.  In addition, it provided that, if during the forbearance period, the Company paid the Senior Lender $8.5 million dollars and approximately $0.8 million to purchase the Senior Lender’s 381,514 outstanding warrants, the Senior Lender would discharge and forgive the outstanding principal and accrued but unpaid interest on the consolidated 2007 note, which totaled approximately $15.1 million as of September 30, 2010, the date of the Avnet Forbearance Agreement.

The Senior Lender also provides goods and services for resale by the Company, referred to as trade debt in the Agreement. Past Due Trade Debt, defined in the Agreement as trade debt that is unpaid 50 days or more after invoice date at such time, will accrue interest of 8.25% per annum. Past Due Trade Debt is paid with excess cash remaining after payments are made on the notes payable as noted in the Agreement.

On October 28, 2010, the Company executed on the terms of the Avnet Forbearance Agreement by delivering Avnet $8.5 million and approximately $0.8 million to purchase Avnet’s outstanding warrants, in exchange for Avnet discharging and forgiving the remaining outstanding principal and accrued interest on the Avnet secured note of approximately $15.1 million.   Therefore, as of December 31, 2010, there are no remaining balances outstanding on the consolidated 2007 note and the Amended and Restated Refinancing Agreement was terminated.

Bank Mortgage Notes Payable

In March 2008, the Company revised the terms of its two bank mortgage notes payable with principal amounts totaling $2.2 million with a single bank mortgage note payable in the amount of $2.4 million, with an interest rate of 8.5%.  The note is collateralized by a first deed of trust on STI’s office building, assignment of all leases and a security interest in all fixtures and equipment.  Additional borrowings received under the revised note were used to fund anticipated capital expenditures.  At December 31, 2010 and, 2009, the amount outstanding on the note was approximately $2.1 million and $2.2 million, respectively.  The bank mortgage notes have a maturity date of February 2011 and the Company is currently in negotiations with the bank on extending the maturity date and general terms of the notes .

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

Vendor Notes Payable

The Company also had an outstanding note payable of approximately $4.2 million to one of its vendors, with interest at LIBOR plus 1.5%.  The note was unsecured and was payable in payments based on excess cash flow as defined in an inter creditor agreement.  On October 28, 2010, the Company executed a confidential settlement and release agreement on the unsecured vendor note of $4.2 million which allowed for a settlement payment of $525,000 in exchange for the vendor discharging and forgiving the remaining principal.

In aggregate, the settlements on the Avnet Note and Vendor Notes Payable, along with approximately $250,000 forgiveness from another vendor, resulted in a gain on loan forgiveness of approximately $19.0 million.  Fees charged by related parties (see note 14) and expenses related to the sale offset the gain on debt extinguishment, resulting in approximately $17.2 million of net gain which is classified as other income on the Company’s consolidated statement of operations.

At December 31, 2010 and 2009, the Company had approximately $0.2 million and $0.3 million, respectively, in debt with various other lenders.

KLI Note Payable

On September 24, 2008, CAC issued a Secured Promissory Note to KLI. Under the terms of the note, CAC may borrow up to a maximum of $2.5 million, of which it had borrowed $1.623 million as of the date of the note. In connection with the issuance of the note, CAC entered into a security agreement with KLI and subordination and standstill agreement with KLI, U.S. Bank and Proficio Bank, each dated as of September 24, 2008. The note will mature, and all interest due under the note will be due on the earlier of January 24, 2011 or the date on which all of the obligations under the amended and restated credit agreement dated as of November 19, 2007 between CAC and U.S. Bank and under the loan agreement dated as of May 21, 2008 between CAC and Proficio Bank are paid in full. The note bears interest at the applicable LIBOR rate for each month in which any amounts are outstanding under the note plus 12.5%.

On October 1, 2010, in connection with the sale of the assets of CAC as described in Note 9, the KLI Note was paid off.  Therefore, there are no remaining balances outstanding on the KLI Note as of December 31, 2010.

Future minimum principal payments on long-term debt, including capital lease obligation principal payments, are as follows (in thousands):

2011	$2,238
2012	79
2012	-
2013	-
2014	-

Total minimum payments	$2,317

NOTE 8 – FAIR VALUE MEASUREMENTS

As stated in Note 1, the Company adopted the methods of fair value as described in “Fair Value Measurements”. As defined, fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  In order to increase consistency and comparability in fair value measurements, a fair value hierarchy has been established that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are as described below:

Level 1:  Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:  Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in inactive markets; or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data.

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

Level 3:  Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

The following tables detail the assets and liabilities measured at fair value on a recurring basis:

Assets (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total December 31, 2010

Marketable security	$43	$-	$-	$43	*

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total December 31, 2009

Marketable security	$31	$-	$-	$31	*

*Amount is included in Other Current Assets on the Consolidated Balance Sheet

Liabilities (in thousands)
Quoted
	Prices in Active	Significant	Significant
	Markets for Identical	Other Observable	Unobservable	Total
	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)	December 31, 2009

Swap liability on hedge	$390	$-	$-	$390	**

** Amount is included in Long-Term Liabilities related to assets held for sale on the Consolidated Balance Sheet. The related interest rate swap agreements with U.S. Bank were paid off on September 30, 2010.

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

The following table details the assets measured at fair value on a non-recurring basis:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total December 31, 2010

Goodwill	$-	$-	$3,765	$3,765

NOTE 9 – ASSETS / LIABILITIES HELD FOR SALE AND DISCONTINUED OPERATIONS

On October 1, 2010, the Company executed on a sale of its Utah-based data center assets.  Proceeds from the sale included a cash payment at closing of approximately $43.5 million and a potential earn-out payment of up to $8.5 million in February 2012, contingent on certain criteria related to business performance.  The outstanding principal and accrued interest on the US Bank Line of Credit, US Bank Term Loans,  Proficio Term Loan and Note Payable to Stockholder were paid in full, which totaled approximately $15.9 million in the aggregate, with the proceeds of the asset sale.

The consolidated financial statements and accompanying notes include disclosure of the results of operations for the Utah-based data center assets.  Accordingly, the financial position and results of operations related to these assets have been classified as assets held for sale in the consolidated balance sheet at December 31, 2009 and as discontinued operations in the consolidated statements of operations for the years ended December 31, 2010 and 2009.

The components of the assets and liabilities held for sale as of December 31, 2009 are as follows (in thousands):

December 31, 2009
Cash	$-
Accounts receivable	335
Current portion of prepaid data center services costs	182
Prepaid expenses and other current assets	406
Total current assets from discontinued operations	923

Property and equipment, net	14,753
Goodwill	1,598
Other intangible assets, net	1,080
Prepaid data center services costs, net of current position	516
Other	68
Total long-term assets from discontinued operations	18,015

Total assets from discontinued operations	$18,938

Accounts payable	$807
Accrued liabilities	470
Current portion of deferred revenue	273
Total current liabilities from discontinued operations	1,550

Deferred revenue, net of current portion	759
Other long-term liabilities	689
Total long-term liabilities from discontinued operations	1,448

Total liabilities from discontinued operations	$2,998

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

The components of income from discontinued operations for the years ended December 31, 2010 and 2009 are as follows (in thousands):

	December 31,
	2010	2009
Revenue:
Data center services and solutions	$9,329	$13,377
IT infrastructure services	210	297
IT infrastructure solutions	-	-
Totals	9,539	13,674

Operating expenses:
Cost of data center services and solutions	3,801	4,585
Cost of IT infrastructure services	142	198
Cost of IT infrastructure solutions	-	-
Selling, general and administrative expenses	1,342	2,304
Depreciation and amortization expense	1,070	1,307
Totals	6,355	8,394

Income from discontinued operations:	3,184	5,280
Interest expense, net	(857)	(1,041)
Gain on sale of assets and liabilities	22,224	-
Income from discontinued operations before income tax	24,551	4,239
Income tax expense	(7,450)	-
Income from discontinued operations	$17,101	$4,239

The components of the gain on sale and income from discontinued operations are as follows:

December 31, 2010

Cash proceeds from sale of assets and liabilities	$43,204
Expenses related to sale	(4,494)
Net cash proceeds from sale	38,710
Receivable due from buyer	89
Net proceeds from sale of assets and liabilities	38,799

Assets sold	18,073
Liabilities sold	(1,498)
Net assets sold	16,575

Gain on sale	22,224

Income from discontinued operations before income tax	2,327
Income tax expense	(7,450)

Income from discontinued operations	$17,101

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 10 – INCOME TAXES

The provision (benefit) for income taxes from continuing operations estimated for the years ended December 31, 2010 and 2009 consist of the following:
	Year Ended	Year Ended
	December	December
	31, 2010	31, 2009
Current:
Federal	$(5,783)	$-
State	(3)	3
	(5,786)	3
Deferred:
Federal	2,281	-
State	-	-
Totals	$(3,505)	$3

The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory income tax rate of 35% for the years ended December 31, 2010 and 2009 to loss before taxes as a result of the following differences (in thousands):
	Year Ended	Year Ended
	December	December
	31, 2010	31, 2009
Income tax benefit at the statutory U.S. tax rate	$(2,873)	$(2,678)
Increase in rate resulting from:
State income taxes	467	(220)
Purchased contract revenue	-	(14)
Meals and entertainment	48	38
Goodwill Impairment	5,691	-
Stock-based compensation	52	-
Valuation allowance	(7,284)	2,175
Other	394	702
Totals	$(3,505)	$3

Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

Deferred tax assets and (liabilities) from continuing operations at December 31, 2010 and 2009 are comprised of the following (in thousands):
	December 31, 2010	December 31, 2009
Current:
Accrued vacation and bonuses	$144	$158
Allowance for bad debt expense	124	176
Net operating loss carryforward	-	12,150
Stock-based compensation	-	67
Deferred contract revenue	-	1,558
Other	354	153
Total current assets	622	14,262

Non-current:
Intangibles	(3,627)	(4,702)
Tax depreciation in excess of book depreciation	(348)	(461)
Deferred contract revenue	1,279	-
Net operating loss	145	-
Total non-current liabilities	(2,551)	(5,163)

Gross deferred tax assets (liabilities)	(1,929)	9,099
Valuation allowance	-	(9,099)

Net deferred tax liability	$(1,929)	$-

The Company has its tax years ended 2007 to 2009 open to examination by federal tax and major state tax jurisdictions. The Company was informed by the Internal Revenue Service that its 2008 Form 1120 is under examination.  The examination commenced in July 2010 and was closed in March 2011 with no significant findings other than temporarily adjusting approximately $0.6 million of operating loss carryforwards, which is reflected in the December 31, 2010 income tax provision.

The Company has estimated operating loss and operating loss carryforwards from continuing operations for federal tax purposes of approximately $0.0 and $30.5 million at December 31, 2010 and 2009, respectively. The Company has estimated gross North Carolina operating loss and gross North Carolina operating loss carryforwards in the amount of $4.1 million and $10.8 million at December 31, 2010 and 2009, respectively.

For the year ended December 31, 2009, the Company provided a valuation allowance for the deferred tax assets due to the uncertainty regarding the Company’s ability to realize the entire asset.  During 2010, as a result of the gain on the sale of the Utah data center assets, the deferred tax assets at December 31, 2009 became realizable and the Company reversed the valuation allowance of approximately $9.1 million.

The following table summarizes the activity related to unrecognized tax benefits for the year ended December 31, 2010 (in thousands):

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

The following table summarizes the activity related to unrecognized tax benefits for the year ended December 31, 2010 (in thousands):

Balance at January 1, 2010	$-
Increase related to tax provision	351

Balance at December 31, 2010	$351

The related liability for unrecognized tax benefits is included in accrued liabilities at December 31, 2010. If these unrecognized tax benefits were recognized, they would have decreased the Company’s annual effective tax rate.  No interest or penalties have been recorded related to these tax provisions.

The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of the date of adoption, January 1, 2007 and as of December 31, 2010 and 2009, the Company had no accrued interest or penalties related to uncertain tax positions.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

The Company leases various office space and land under non-cancelable operating leases which expire at various times from 2011 to 2012. Future aggregate minimum lease payments under non-cancelable operating leases as of December 31, 2010 were as follows (in thousands):

2011	$365
2012	212
2013	-
2014	-
2015	-

Total minimum lease payments	$577

Lease expense for each of the years ended December 31, 2010 and 2009 was approximately $0.4 million.

From time to time, the Company is subject to various lawsuits and other legal proceedings, which arise in the ordinary course of business. Management accrues an estimate of expense for any matters that can be reasonably estimated and that are considered probable of occurring based on the facts and circumstances. Management believes that the ultimate resolution of current matters will not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 12 – STOCK-BASED COMPENSATION

The Company adopted an incentive compensation plan (2007 Equity Plan) on December 15, 2006. The 2007 Equity Plan provides for the issuance of a variety of stock based awards that may be granted to executive officers, employees and consultants. The pricing, vesting and other terms of the equity instruments are at the discretion of the Board of Directors. A total of 366,667 shares of common stock are reserved for issuance under the 2007 Equity Plan.

Stock Options

A summary of the Company’s stock option plan at December 31, 2010 and 2009 and changes during the years then ended is as follows:

			Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Terms	Value
Outstanding at January 1, 2010	137,591	$21.83
Forfeited or expired	(91,374)	22.71

Outstanding at December 31, 2010	46,217	$20.09	2.5	$-

			Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Terms	Value
Outstanding at January 1, 2009	163,767	$24.36
Forfeited or expired	(26,176)	37.64

Outstanding at December 31, 2009	137,591	$21.83	1.5	$-

As of December 31, 2010, there is zero unrecognized compensation cost related to outstanding stock options because all options were fully vested immediately prior to the Merger closing date of January 22, 2007. Therefore all outstanding options at December 31, 2010 are exercisable. There were no options granted during the years ended December 31, 2010 and 2009.

Restricted Shares

In January 2010, 23,922 shares of restricted stock vested and an additional 17,873 shares vested in March 2010.  In March 2010, the Board of Directors approved a plan to purchase 11,449 shares of the vested restricted stock for approximately $75,000, which represents management’s estimate of the fair value on the date of repurchase.   In April 2010, the Board of Directors approved a plan to purchase 2,528 of vested restricted stock for approximately $17,000, which represents management’s estimate of the fair value on the date of repurchase.  In January 2009, 22,222 shares of restricted stock vested under the 2007 Equity Plan.  The Board of Directors approved a plan to purchase 7,210 shares of the vested restricted stock for approximately $27,000, which represents management’s estimate of the fair value on the date of repurchase. In October, 2009, 22,222 shares of restricted stock vested under the 2007 Equity Plan.  The Board of Directors approved a plan to purchase 7,210 shares of the vested restricted stock for approximately $46,000, which represents management’s estimate of the fair value on the date of repurchase.

The Company recognized approximately $0.2 million and $0.6 million of compensation expense for the years ended December 31, 2010 and 2009, respectively, based on management’s estimate of the awards expected to vest.  At December 31, 2010, there is approximately $0.1 million of unrecognized compensation costs related to these awards, which will be recognized in 2011.

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

A summary of the Company’s outstanding non-vested restricted shares at December 31, 2010 and 2009 and for the years then ended are as follows:

		Weighted
		Average Grant
	Number of	Date Fair
Nonvested Restricted Shares	Shares	Value
Nonvested at January 1, 2010	116,312	$8.25

Granted	-	-
Vested	(41,795)	7.42
Forfeited	(52,207)	8.59

Nonvested at December 31, 2010	22,310	$9.00

		Weighted
		Average Grant
	Number of	Date Fair
Nonvested Restricted Shares	Shares	Value
Nonvested at January 1, 2009	156,169	$10.08

Granted	41,870	5.46
Vested	(44,444)	10.01
Forfeited	(37,283)	10.72

Nonvested at December 31, 2009	116,312	$8.25

CAC Deferred Shares

The Company issued 31,246 shares of common stock in October 2010 and 24,261 shares of common stock in October 2006 as part of a consulting agreement whereby a third-party consulting firm performed certain services during the year ended December 31, 2006 in connection with a pending public offering.

Deferred Shares

In March 2010, 13,890 shares of deferred stock issued under the 2007 Equity Plan vested.  In March 2010, the Board of Directors approved a plan to purchase 6,381 of the vested deferred stock for approximately $42,000, which represents management’s estimate of the fair value on the date of repurchase.

The Company recognized approximately $0 and $139,000 of compensation expense for the years ended December 31, 2010 and 2009, respectively, based on management’s estimate of the awards expected to vest.  At December 31, 2010, there is no unrecognized compensation costs related to these awards.

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

A summary of the Company’s outstanding nonvested deferred shares at December 31, 2010 and 2009 and the years then ended are as follows:

		Weighted
		Average Grant
	Number of	Date Fair
Nonvested Deferred Shares	Shares	Value
Nonvested at January 1, 2010	59,025	$5.34

Issuance of previously vested shares	(31,246)	4.15
Vested	(13,890)	6.67
Forfeited or expired	(13,889)	6.67

Nonvested at December 31, 2010	-	$-

		Weighted
		Average Grant
	Number of	Date Fair
Nonvested Deferred Shares	Shares	Value
Nonvested at January 1, 2009	118,269	$6.00

Forfeited or Expired	(59,244)	6.67

Nonvested at December 31, 2009	59,025	$5.34

Warrants

A summary of the Company’s outstanding warrants at December 31, 2010 and 200 are as follows:

Warrants	Shares
Warrants at December 31, 2009 ($.00039 price per share)	231,514
Warrant rights at December 31, 2009 ($.000173 price per share)	150,000
Buy back of outstanding warrants (Note 7)	(381,514)
Issuance of warrant to a related party ($.000173 price per share) (Note 14)	381,514
Exercise of related party warrant	(381,514)

Outstanding at December 31, 2010	-

At December 31, 2010, the Company had reserved a total of 252,687 of its authorized 150,000,000 shares of common stock for future issuance as follows:

Outstanding stock options	46,217
Outstanding restricted stock	22,310
Possible future issuance under 2007 Equity Plan	184,160
Total	252,687

SARs

The Company has awarded Stock Appreciation Rights (“SARs”) to three of its independent directors and certain executives in exchange for services rendered by them to the Company or a Subsidiary. On May 5, 2009 an executive received 7,000 SARs granted on May 5, 2009 at a base price of $3.50 per SAR, which is the fair market value at the date of grant.  On September 10, 2009, three

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

independent directors received 5,495 SARs each for a total 16,485 SARs at a base price of $5.46 per SAR, which is the fair market value at the date of grant.  On March 2, 2010, certain executives received 31,764 SARs in aggregate, at a base price of $6.62 per SAR, which is the fair market value at the date of the grant.  The SARs subject to the awards shall be vested in full upon the Date of Grant; provided, however, that they shall only be exercisable in connection with the occurrence of an Exercise Event, as such term as defined. For purposes of this Agreement, an “Exercise Event” shall mean: (i) any merger or consolidation to which the Company is a party so long as, as a result of such merger or consolidation, the Company’s majority stockholder, Knox Lawrence International, LLC (“KLI”), owns less than 25% of the stock in the surviving or resulting entity or its parent entity; (ii) the sale by the stockholders of the Company, in a single transaction or series of related transactions, of all of the stock of the Company or, if less than all, an amount of stock such that, as a result of the sale, KLI is the owner of less than 25% of the outstanding voting power of the Company; (iii) the sale of all or substantially all of the assets of the Company to an unrelated third party; or (iv) such other time for the allowance of the exercise of SARs as may be recommended by the Committee and approved by the Board.  No exercise event has occurred and, accordingly, there have been no expense or liabilities recognized related to these SARs for the years ended and as of December 31, 2010 and 2009.

NOTE 13 – EMPLOYEE SAVINGS PLAN

The Company sponsors a defined contribution 401(k) plan (the Retirement Plan).  Employees become eligible to participate in the Retirement Plan beginning the month subsequent to three months of employment.  Participants may contribute up to 100% of their compensation up to a maximum annual contribution of $16,500 for 2010 and 2009 if they are under the age of 50 and $22,000 if they are age 50 or over as prescribed by the Internal Revenue Service. Currently, the Company provides contributions equal to 3% of employees’ eligible earnings. The Company recognized expense from continuing operations related to these contributions of approximately $9,000 and $4,000 for the years ended December 31, 2010 and 2009, respectively.

In connection with the merger of CAC and STI, the Company maintains a 401(k) savings plan with a profit sharing feature (the Plan) whereby employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length of service requirements. The Company’s matching contribution is discretionary and is determined on an annual basis. The Company recognized expense of approximately $67,000 and $71,000 for the years ended December 31, 2010 and 2009, respectively.

NOTE 14 – RELATED PARTY TRANSACTIONS

The Company recognized expenses for services provided by Knox Lawrence International, KLI, a principal stockholder of the Company, and its affiliates for each of the years ended December 31, 2010 and 2009 of approximately $390,000 and $250,000, respectively.

On September 24, 2008, CAC issued a Secured Promissory Note to KLI.  Under the terms of the note, CAC may borrow up to a maximum of $2,500,000, of which it has borrowed $1,623,485.  The balance of the available funds may be used to support CAC’s operating and debt servicing obligations.  In connection with the issuance of the note, CAC entered into a security agreement with KLI and subordination and standstill agreement with KLI, U.S. Bank National Association and Proficio Bank, each dated as of September 24, 2008.  The note is collateralized by all assets of CAC and is subordinate to the term loans with U.S. Bank and Proficio. The note bears interest at the “applicable LIBOR rate” plus 12.5% (12.74% at December 31, 2009).  For the years ended
December 31, 2010 and 2009, the Company recognized interest expense of approximately $192,000 and $231,000, respectively, on this note.  As of December 31, 2010 and 2009, there is approximately $0 and $298,000, respectively, in accrued interest on the consolidated balance sheet.  In connection with the sale of the Utah data center assets as described in Note 9, the facility with KLI was paid off on October 1, 2010.

The Company entered into Confidential Settlement Agreements and Releases with the former CEO and the former Senior Vice-President of Channels on September 4, 2009 and September 9, 2009, respectively.  The agreements outline terms of their separation which was effective October 9, 2009.  The CEO will receive monthly payments through February 2011 and the Senior Vice-President of Channels received payments until October 8, 2010. Both parties are entitled to insurance and automobile allowances for the periods of time as defined in the individual separation agreements.  The Company incurred approximately $676,000 in separation expense related to these agreements which is reflected in selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2009. Both are stockholders of the Company and serve as members of the Board of Directors. Their directorships will continue through the term of their respective appointments.

In August 2010, and in connection with the sale of the Utah data center assets, the Company entered an agreement with KLI to terminate the annual management if the sale of the Utah data center assets was completed.  In exchange for terminating the management fee, KLI received $250,000 in August 2010 and $500,000 in October 2010 upon completion of the Utah data center asset sale.  Due to the payments and cancellation of the management fee being contingent upon the completion of the Utah data center assets, these amounts have been charged against the gain on sale in discontinued operations.

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

On October 1, 2010, certain related parties, officers and employee (including two board members who are also principals of KLI, a significant stockholder of the Company), received approximately $3.2 million in transaction incentive compensation for executing on the CAC asset sale.

On October 28, 2010, KLI and its affiliates, a principal stockholder of the Company, received a consent fee payment in the amount of $750,000 and a warrant to purchase 381,514 shares of Consonus common stock, valued at approximately $1.1 million, in exchange for KLI’s approval of the contribution of capital of CTI into STI for the purpose of paying settlement amounts to Avnet and the vendor notes. The $750,000 cash payment and approximately $1.1 million for the warrant is reflected as an expense offsetting the gain on extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2010.  The warrant value of $2.81 per share was determined by applying the Black-Scholes Model using the stock price as determined by the Company, the exercise price of $.000173, and risk-free interest rate of .13%.  The warrant was exercised on October 28, 2010 and the entire expense of approximately $1.1 million was expensed against the gain on debt extinguishment.

NOTE 15 – EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per common share are computed using the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per common share are computed using the weighted average number of common shares outstanding and common stock equivalents with the assumption that all common stock equivalents were converted at the beginning of the year.  Options, warrants and unvested shares are considered to be common stock equivalents and are only included in the calculation of diluted earnings per common share when their effect is dilutive.  Common stock equivalents are excluded from the computation if their effect is anti-dilutive or, for options and warrants, if the exercise price exceeds the tradable value of the underlying stock.

For the year ended December 31, 2010, the dilutive effects of 22,310 non-vested restricted shares, 381,514 warrants and all outstanding stock options were excluded from the diluted earnings (loss) per common share calculation due to the Company reporting losses from continuing operations (the control number used in determining whether potential shares are dilutive or anti-dilutive). The Company also reported losses from continuing operations for the year ended December 31, 2009, therefore, the dilutive effects of 144,091 non-vested restricted and deferred shares, 381,514 warrants, and all outstanding stock options were excluded from the 2009 diluted earnings (loss) per common share calculation.

NOTE 16 – STOCKHOLDERS’ EQUITY

Repurchase of Common Stock

In June 2009, the Board of Directors approved a plan to purchase 7,210 shares of vested restricted stock issued under the 2007 Equity Plan.  The shares were purchased by the Company for approximately $27,000, which represents management’s estimate of fair value on the date of purchase.

In December 2009, the Board of Directors approved a plan to purchase 7,210 shares of vested restricted stock issued under the 2007 Equity Plan.  The shares were purchased by the Company for approximately $39,400, which represents management’s estimate of fair value on the date of purchase.

On December 31, 2009, the Company entered into a Sixth Amendment to the Amended and Restated Refinancing Agreement with Avnet, Inc. Included in this amendment is the right for Avnet to receive additional warrants on March 31, 2010, June 30, 2010 and September 30, 2010, each providing for the right to purchase 50,000 shares of common stock (150,000 shares in aggregate) of the Company at a price of $.000173 per share. These warrant rights are in replacement of warrant rights previously agreed to in the Fourth Amendment to the Amended and Restated Refinancing Agreement with Avnet, Inc., which were to be issued on September 30, 2009 if the indebtedness remained outstanding. The warrant rights are reflected as $993,000 of interest expense in the consolidated statement of operations for the year ended December 31, 2009.  The value of $6.62 per share was determined by applying the Black-Scholes Model using the stock price as determined by the Company, the exercise price of $.000173, and a risk- free interest rate of 0.6%.  On October 28, 2010, as part of executing terms of the Avnet Forbearance Agreement, the Company bought back the warrant from Avnet for approximately $760,000.  See Note 7 for more details on the Avnet Forbearance Agreement.

In April 2010, the Board of Directors approved a plan to purchase 2,528 of vested restricted stock. The shares were purchased by the Company for approximately $17,000 which represents management’s estimate of fair value on the date of purchase. In March 2010, the Board of Directors approved a plan to purchase 17,830 shares of vested restricted and deferred stock issued under the 2007 Equity Plan.  The shares were purchased by the Company for approximately $118,000, which represents management’s estimate of fair value on the date of purchase.

CONSONUS TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

On October 28, 2010, an affiliate of KLI, a principal stockholder of the Company, received a consent fee payment in the form of warrant to purchase 381,514 shares of Consonus common stock in exchange for KLI’s approval of the contribution of capital of CTI into STI for the purpose of paying settlement amounts to Avnet and the unsecured vendor note.  Approximately $1.1 million for the warrant is reflected as an expense offsetting the gain on extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2010.  The value of $2.81 per share was determined by applying the Black-Scholes Model using the stock price as determined by the Company, the exercise price of $.000173, and risk-free interest rate of .13%.

On October 29, 2010, the Board of Directors of the Company declared a cash dividend of $1.85 on each share of common stock issued and outstanding as of the record date of November 1, 2010, which is a cash dividend of approximately $6.7 million in the aggregate.  The Company paid all dividends declared except approximately $100,000 prior to December 31, 2010.

NOTE 17 – SUBSEQUENT EVENTS

The Company has evaluated events and transactions for potential recognition or disclosure through March 28, 2011, which is the date the financial statements were available to be issued.

On February 28, 2011, the merger with Midas Medici Group holdings was finalized and became effective.  The Company entered into the Agreement and Plan of Merger and Reorganization with Midas Medici Group Holdings on April 30, 2010, whereas Consonus will survive the merger as a wholly-owned subsidiary of Midas Medici. Each Consonus stockholder received, in exchange for each share of Consonus common stock held or deemed to be held by such stockholder immediately prior to the closing of the merger on February 28, 2011, approximately 1.33 shares of Midas Medici, resulting in Consonus stockholders owning approximately 66% of the fully-diluted shares of the combined company.   The Company is the accounting acquirer in the merger and, as a result, will be an SEC reporting entity in 2011.

Unaudited Pro-Forma Financial Statements

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

The following presents unaudited pro forma condensed combined financial statements of Midas Medici Group Holdings, Inc. (“Midas”) and Consonus Technologies, Inc. (“Consonus”) as if the merger described above had been completed at the beginning of each of the periods presented for statement of operations purposes and as of December 31, 2010 for balance sheet purposes. The following pro forma financial statements are based on an assumption that 100% of Consonus’ common stock is exchanged for Midas’s common stock in the merger. The merger will be accounted for as a purchase, with Consonus as the acquiring entity for accounting purposes.

 The historical data of Midas and Consonus for the year ended December 31, 2010 has been derived from their audited consolidated financial statements. The unaudited pro forma condensed combined balance sheet and statement of operations are based on assumptions and include adjustments as explained in the notes thereto.

The unaudited pro forma condensed combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of Midas. The final allocation of the purchase price will be determined after the completion of the acquisition and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed. The preliminary purchase price allocation for Midas is subject to revision as more detailed analysis is completed and additional information on the fair values of Midas’s assets and liabilities becomes available. Any change in the fair value of the net assets of Midas will change the amount of the purchase price allocable to goodwill. Additionally, changes in Midas’s working capital, including the results of operations from December 31, 2010 through the date the transaction is completed, will change the amount of goodwill recorded. Furthermore, the final purchase price is dependent on the actual amount of Midas common and preferred stock and vested employee equity awards outstanding on the date of closing as well as the Midas share price on the date of closing. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented here.

The summary unaudited pro forma condensed combined financial statements does not necessarily reflect the results of operations of Midas and Consonus that actually would have resulted had the merger been consummated as of the date referred to above. In addition, the summary unaudited pro forma condensed financial statements for Consonus include the results of operations of Consonus Acquisition Corp., which was sold on October 1, 2010. Accordingly, such data should not be viewed as fully combined representative of the past performance of Midas or Consonus or indicative of future results.

These unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of Midas and Consonus and should be read in conjunction with the historical consolidated financial statements of Midas and Consonus  and the related notes.

UNAUDITED PROFORMA CONDENSED
COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2010
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Historical
	Consolidated Consonus Technologies, Inc.	Consolidated Midas Medici Group Holdings, Inc. and Subsidiaries	Pro Forma Adjustments	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$5,030	$14	$-		$5,044
Accounts receivable, net	11,729	81	-		11,810
Current portion of prepaid data center services costs	9,298	-	-		9,298
Prepaid expenses and other current assets	688	16	-		704
Current deferred tax assets, net	622	-	-		622
Total current assets	27,367	111	-		27,478

Property and equipment, net	5,474	8	-		5,482
Goodwill	3,765	-	14,311	(2)	18,076
Other intangible assets, net	9,022	-	3,700	(2)	12,722
Other assets	860	2	-		862

Total assets	$46,488	$121	$18,011		$64,620

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$19,685	$2,044	$-	(5)	$21,729
Revolving credit facility	-	7	-		7
Current portion of deferred revenue	14,887	63	-		14,950
Current portion of long-term debt	2,238	315	-		2,553
Preferred stock dividends payable - stated	-	42	-		42
Total current liabilities	36,810	2,471	-		39,281

Long-term liabilities	3,920	1,042	-		4,962
Total liabilities	40,730	3,513	-		44,243

Equity (Deficit):
Preferred stock, par value $0.001; 10,000,000 shares authorized; no shares issued as of December 31, 2010	-	-	-		-
Common stock, $0.001 par value; 40,000,000 authorized; issued 3,011,516 historical shares and 7,550,455 pro forma shares outstanding and 7,955,455 pro forma issued	-	3	4	(3)	7
Additional paid-in capital	19,603	1,549	13,196	(4)	34,348
Treasury stock, at cost; 425,000 at December 31, 2010	-	(1)	-		(1)
Accumulated deficit	(13,809)	(4,817)	4,817	(4)	(13,809)
Accumulated other comprehensive income (loss)	(36)	6	(6)	(4)	(36)
Total stockholders' equity (deficit)	5,758	(3,260)	18,011		20,509
Non-controlling interest	-	(132)	-		(132)
Total equity (deficit)	5,758	(3,392)	18,011		20,377

Total liabilities and equity (deficit)	$46,488	$121	$18,011		$64,620

See accompanying notes to the pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED
 COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(IN THOUSANDS, EXCEPT PER SHARE AND PER SHARE AMOUNTS)

	Consolidated Consonus Technologies, Inc.	Consolidated Midas Medici Group Holdings, Inc. and Subsidiaries	Pro Forma Adjustments	Note	Pro Forma Combined

Revenues:
Data center services and solutions	$30,700	$-	$-		$30,700
IT infrastructure services	3,613	-	-		3,613
IT infrastructure solutions	17,313	-	-		17,313
Utility services	-	1,123	-		1,123
Total revenues	51,626	1,123	-		52,749

Cost of revenues:
Cost of data center services and solutions	20,430	-	-		20,430
Cost of IT infrastructure services	2,460	-	-		2,460
Cost of IT infrastructure solutions	13,748	-	-		13,748
Cost of utility services	-	581	-		581
Total cost of revenues	36,638	581	-		37,219

Gross profit	14,988	542	-		15,530

Operating expenses:
Selling, general and administrative expenses	19,085	2,937	-		22,022
Depreciation and amortization expense	3,293	11	537	(6)	3,841
Goodwill Impairment loss	16,261	-	-		16,261
Total expenses	38,639	2,948	537		42,124

Loss from operations	(23,651)	(2,406)	(537)		(26,594)

Other income (expenses):
Interest expense	(1,752)	(143)	-		(1,895)
Gain on extenguishment of debt, net	17,195	-	-		17,195
Loss before income taxes	(8,208)	(2,549)	(537)		(11,294)

Provision for income tax (expense) benefit	3,505	(6)	-	(9)	3,499

Loss from continuing operations	(4,703)	(2,555)	(537)		(7,795)

Net loss attributable to the non-controlling interest	-	46	-		46

Income from discontinued operations	24,551	-	-		24,551
Income tax expense	(7,450)	-	-		(7,450)
Income from discontinued operations	17,101	-	-		17,101

Net income (loss) attributable to common shareholders of the combined entity	$12,398	$(2,509)	$(537)		$9,352

Earnings (loss) per common share - basic and diluted:

Loss per share from continuing operations - basic and diluted	$(1.44)	$(1.01)			$(1.04)

Income per share from discontinued operations - basic and diluted	$5.22	$-			$2.28

Earnings (loss) per share- basic and diluted	$3.79	$(0.99)			$1.24

Weighted average number of common shares outstanding - basic and diluted	3,275,445	2,526,172	1,688,494	(7)	7,490,111

See accompanying notes to the pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
General:

A.	The merger will be accounted for using the acquisition method. For financial accounting purposes, Consonus will be considered as the accounting acquirer of Midas.
B.	The pro forma condensed combined balance sheet has been prepared assuming the merger was consummated on December 31, 2010.
C.	The following pro forma adjustments have been applied to give effect to the merger as follows:

Balance Sheet:

1.            Purchase Price:    Issuance of 4,963,939 shares of Midas's common stock in exchange for 100% of the equity of Consonus. Since Midas is deemed to be the acquired entity for accounting purposes, its purchase price is recorded at the value of its outstanding common shares and stock options.

After consideration of the historical market price of Midas’s common stock and, on or about the date of the merger announcement the purchase price of Midas was estimated at $14.6 million. The purchase price represents the sum of (i) the estimated fair value of $12,932,000 (or $5.00 per common share) for 2,586,516 shares of Midas's common stock, $.001 par value, to be retained by the existing common stockholders of Midas, (ii) the estimated fair value of $1,685,000 for the 439,416 outstanding Midas stock options and warrants. The estimated value of Midas stock options as of December 31, 2010 was determined  by applying  the Black-Scholes Model using the stock price of $5.00 per common share, weighted average exercise price of $2.50, weighted average estimated life of 3.91 years, risk free rate of 1.47% and an expected stock price volatility of 94.02%.

2.           Allocation of Cost of the Acquired Entity: The $18.0 million excess of the fair value of Midas’s common shares over the carrying amount of Midas’s net deficit of $3.4 million has been allocated to goodwill and other intangibles. The allocation of the purchase price is subject to adjustment upon a post-merger detailed review of assets to be acquired and their fair values.

The following is a summary of the goodwill and other intangibles computation:

(in thousands)
Purchase price	$14,619
Plus:
Midas capital deficiency at December 31, 2010	3,392
Goodwill and other intangibles	$18,011

We recorded the preliminary fair values of Midas Medici’s intangible assets acquired.

The corresponding effects on amortization expense is shown in the table below ($ in Thousands):

	Preliminary fair value	Estimated life	Estimated amortization expense for the year ended December 31, 2010
Goodwill	$14,311	-	$-
Content and Databases	2,000	8	250
Trade Name	1,200	10	120
Customer Relationships	500	3	167
Total Adjustment to Amortization of Acquired Intangibles	$18,011		$537

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

3.            Common Stock:    The unaudited pro forma condensed combined financial statements reflect the issuance of 4,963,939 shares of Midas common stock, $.001 par value, to the common stockholders of Consonus.

The following is a summary of Midas common stock to be outstanding after the merger:
Shares
Shares held by existing Midas common stockholders as of December 31, 2010	2,586,516
Shares of Midas common stock to be issued to Consonus stockholders	4,963,939
Total shares outstanding after the merger	7,550,455

4.            Additional Paid-in Capital:    This adjustment represents the issuance of the additional shares of Midas common stock in accordance with the merger, elimination of Midas accumulated other comprehensive income, elimination of Consonus warrants, less elimination of Midas’ historical accumulated deficit.

5.            Accrued Transaction Bonus: The one time transaction bonus for two key executive officers in accordance with their employment agreements, dated July 16, 2009, was mutually waived by the Company and the key executives.   As a method to retain senior management in the event of a change of control, the agreements provide that upon the closing of a transaction that constitutes a “liquidity event”, as such term is defined in the agreements, executives shall be entitled to receive a transaction bonus equal to 2.99 times their then current base salary, provided that each remains employed with the Company on the closing of such liquidity event, unless their employment is terminated without cause or the executive resigns for good reason. Liquidity events include any consolidation or merger, acquisition of beneficial ownership of more than 50% of the voting shares of the Company, or any sale, lease or transfer of all or substantially all of the Company’s assets.

Statement of Operations:

6.	Depreciation and amortization: The adjustment represents the increase in amortization expense related to the preliminary fair values of Midas Medici’s intangible assets acquired (see note 2 above).

7.
Basic Income (loss) per Share:    Pro forma basic and diluted income (loss) per share amounts have been computed based on the average outstanding shares of Midas reported for historical purposes (2,526,172 shares for the year ended December 31, 2010) plus the 4,963,939 shares issuable to Consonus’ stockholders. Pro forma basic and diluted income per share amounts plus the dilutive effect of Midas' weighted average shares of 426,616 common stock options with an average exercise price of $2.41 per share, and Midas' common stock warrants due to the Company reporting losses from continuing operations.

8.	Income Taxes: As a result of the cumulative losses of Midas and Consonus to date, no provision has been made for any income tax effect applicable to the foregoing pro forma adjustments.